Agreement and Mutual Release

This Agreement and Mutual Release (the “Agreement”), dated as of the 20th day of June, 2009 (the “Effective Date”), is by and among the following parties:  Eagle Hill Exploration Corporation (“Eagle Hill”), Eagle Hill Arizona Uranium LLC (“Eagle Hill Arizona”), currently a wholly-owned subsidiary of Eagle Hill; and Snowdon Resources Corp (“Snowdon”.)

R E C I T A L S:

WHEREAS, certain of the parties to this Agreement (the “Parties”) own those US federal unpatented mining claims,  and State of  Arizona mineral leases, listed under their respective names as set forth in Exhibit A1 (the “Arizona State Leases”), and Exhibit A2 (the “Arizona Claims”), attached hereto; and

WHEREAS, Eagle Hill no longer has an interest in pursuing the maintenance of the Eagle Hill Arizona Claims or the Eagle Hill Arizona State Leases ; and

WHEREAS, Eagle Hill currently owes Snowdon the sum of $20,260.00 (the “Snowdon Debt”) for the exploration costs and rental fees paid on behalf of Eagle Hill and/or Eagle Hill Arizona; and

WHEREAS, in consideration for the Snowdon Debt, Eagle Hill desires that Eagle Hill Arizona transfer and convey to Snowdon rights, title, and interest (but not any liabilities, except for claim and lease payments arising after the Effective Date) to the Arizona State Leases and the Arizona Claims defined below) pursuant to the terms and conditions contained herein; and

WHEREAS, in consideration for the transfer of the Arizona State Leases and the Arizona Claims, Snowdon will convey a 1% net smelter return royalty to Eagle Hill with a net cap at US $400,000 (four hundred thousand); and

WHEREAS, the Parties desire that certain other agreements and releases relative to the above-identified matters be set forth and agreed upon as set forth below.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the agreements and releases set forth below, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged by all of the parties hereto, the parties hereby agree to the following:

ARTICLE 1 – CERTAIN DEFINITIONS

In this Agreement capitalized terms not otherwise defined shall have the following meanings:

1.1 “Action” means any suit, action, claim, hearing, administrative action, demand, demand letter, Governmental investigation, notice of violation, agreement, understanding, or proceeding arising out of any violation or alleged violation of any Law or any breach or alleged breach of any Contract.

1.2 “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Person referred to.  In this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, by contract, or otherwise.

1.3 “Contract” means any contract, agreement, arrangement, understanding, lease, indenture, note, bond (including industrial revenue bonds), evidence of indebtedness, undertaking, binding commitment or instrument, or purchase order entered into or made by or on behalf of the Parties hereto.

1.4 “Damages” or “Losses” means and includes and type of damages, money, fines, penalties, attorneys’ fees, and costs, liabilities and obligations, whether known or unknown, contingent or absolute, liquidated or unliquidated, and whether or not required to be reflected on the financial statements of a business.

1.5 “Government” or “Governmental”  means or refers to the United States of America, Canada, any other nation or sovereign state, any federal, bilateral or multilateral governmental authority, any Indian tribe, state, possession, territory, county, district, city or other governmental unit or subdivision, and any branch, agency, or judicial body of any of the foregoing.

1.6 “Indemnified Losses” means Losses, plus reasonable attorneys’ fees and expenses incurred in connection with Losses and/or enforcement of this Agreement.

1.7 “Indemnified Party” means the Party that is seeking indemnification pursuant to the terms of this Agreement.

1.8 “Person” means any party to this Agreement and includes any natural person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust, association, company, or other legal entity, and any Government.

1.9 “Indemnifying Party” means the Party from whom indemnification is sought pursuant to the terms of this Agreement.

1.10 “Law” means any statute, law, code, treaty, ordinance, rule, regulation, instrument, directive, decree, agreement, policy, Order, consent decrees and consent orders, or injunction of or with any Government, Governmental Authority, quasi-Governmental authority, or Court, including all judicial and administrative interpretations thereof, and all rules or regulations of any regulatory or self-regulatory authority compliance with which is required by Law.

ARTICLE 2 –DIVESTITURE OF EAGLE HILL ARIZONA CLAIMS
AND ARIZONA STATE LEASES

2.1	Divestiture of Eagle Hill Arizona Claims and Arizona State Leases.
a.
Transfer of Eagle Hill Arizona Claims and State Leases.  Eagle Hill hereby transfers and conveys and directs that Eagle Hill Arizona transfer and conveys all of its rights, title, and interest in and to the Arizona Claims and Arizona State Leases to Snowdon.

b.	Consideration for Interests. In full consideration for the transfer of ownership of the respective Arizona Claims and Arizona State Leases, the following consideration shall be applicable:
i.           By Snowdon, cancellation of the Snowdon Debt
ii.           Snowdon will convey a 1% net smelter return royalty to Eagle Hill with a cap of
 $400,000 (four hundred thousand.)

c.
Representations and Warranties with Respect to Eagle Hill Arizona and the Interests.  In addition to other representations and warranties made in this Agreement, Eagle Hill additionally makes the following representations and warranties to Snowdon with respect to the Interests and its sale and transfer of the same:

i.	It is the sole owner of Eagle Hill Arizona;
ii.	No person or entity has made any assertions to Eagle Hill Arizona or Eagle Hill that the Arizona Claims or Arizona State Leases are not valid in any respect;
iii.
Eagle Hill Arizona is the sole owner of the Arizona Claims or Arizona State Leases ; and it has not received any notification from any individual or entity purporting to claim any interest in the  such claims (not including any paramount rights of the United States or state governments);

iv.	It has not granted to any third parties any rights in or to the Arizona Claims or Arizona State Leases;
v.	Eagle Hill Arizona has never had any employees; and
vi.
There is no Action now pending or, to the knowledge of the officers and directors of Eagle Hill, threatened, before any Government Authority that seeks to prevent the consummation of the transfer of the Interest or seeking to challenge the validity of the Arizona Claims or Arizona State Leases.

d.
Further Assurances and Conveyances.  Immediately following the execution of this Agreement, Eagle Hill shall execute and deliver, and (as may be requested by Snowdon) file, any and all documents required to effective transfer under applicable law the Interests as contemplated herein.  Thereafter, and in addition to such actions, Eagle Hill covenants to take any and all actions requested by Snowdon to more fully vest in Eagle Hill Arizona title to and any rights or interests that Eagle Hill may have in and to the  Arizona Claims and Arizona State Leases.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Except for the representations and warranties specifically noted above being made by less than all of the Parties, each of the Parties hereto hereby makes the following representations and warranties, each of which is true and correct on the date hereof and each of which shall survive the Closing Date.

3.1      Existence and Power. Each of the Parties has

the power to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

3.2      Approval and Enforceability of Agreement. With respect to any of the Parties hereto that is a corporation or limited liability company:

a.           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved, and ratified by all necessary action, including (i) with respect to any Party that is a corporation, by such Party’s Board of Directors, and (ii) with respect to any Party that is a limited liability company, with respect to such Party’s members or managers.    Each of such Parties has the full authority to enter into and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

Assuming the due execution and delivery hereof by the other Parties, this Agreement is the legal, valid, and binding obligation of each of such Parties, enforceable against it according to its terms subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally, and to equitable principles.

The execution of this Agreement and the consummation of the transactions contemplated hereby has not and will not constitute or result in the breach of any of the provisions of, or constitute a default under the certificate of incorporation, bylaws, articles of organization or other documents of such Party, or any material contract of such Party.

3.3      Commercially Reasonable Efforts. Upon the terms and subject to the conditions herein provided, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to consummate the transactions contemplated by this Agreement.

3.4      Compliance with Applicable Laws and Approvals.  Each of the Parties hereto shall have procured any authorizations and approvals necessary under any Laws, if applicable, or any waiting period applicable to the consummation of the transactions contemplated herein under such Laws shall have expired or have been terminated and any other Authorization of any Governmental Authority or any consent or waiver of any third party in connection with the consummation of the transactions contemplated herein have been filed or obtained. The parties shall have received all required regulatory approvals for this Agreement. All approvals shall have been also obtained from the Board of Directors of Eagle Hill.

ARTICLE 4

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CERTAIN ACKNOWLEDGMENTS

The representations and warranties of the Parties made in this Agreement shall survive the Closing and shall remain in effect for a period of twelve (12) months after the Effective Time, and shall thereupon terminate and be of no further force and effect and no claim for indemnity under Article 5 shall thereafter be made with respect thereto; provided, however, that the representations and warranties set forth in Section 3.1 and 3.2 shall remain in effect indefinitely.  The covenants and agreements provided herein shall terminate on the Closing; provided, however, that the covenants and agreements provided for in Section 3.3 and 3.5 shall survive the Closing.   Without limiting the foregoing, to the extent any Party has knowledge of the breach of a representation, warranty or agreement of the other Party (or the facts constituting such breach) and nonetheless proceeds with the Closing, such breach shall be deemed to have been waived and such Party shall have no rights with respect thereto.

ARTICLE V

INDEMNIFICATION

5.1 Indemnification of Parties.  Subject to the terms and conditions of this Agreement, Eagle Hill and the other Parties hereby agree to indemnify, defend and hold each other harmless from, against and in respect of, any and all Indemnified Losses incurred hereunder to the extent directly or indirectly resulting from or arising out of any breach or violation of the representations, warranties, covenants or agreements of the Parties contained in this Agreement.

5.2 Limitations on Claims.  In no event shall the Parties have any obligation to indemnify each other in respect of Indemnified Losses:

(a) in respect of claims arising from a breach by a Party of a representation or warranty, unless the other Party has made a claim thereof in a timely manner;

(b) unless and until the amount of all Indemnified Losses incurred by Seller totals at least $10,000 (Ten Thousand Dollars) in the aggregate, provided however, that materiality limitations shall not be taken into consideration when calculating the aggregate amount of Indemnified Losses for purposes of this Section 5.2(b);

(c) to the extent that compensation in respect of the Indemnified Loss:

(i)	is recovered by a Party under or out of any insurance or indemnity agreement (other than the indemnities set forth in this Article 5); or

(ii)
would have been recoverable by a Party or any Affiliate under or out of any insurance or indemnity agreement (other than the indemnities set forth in this Article) by reasonable efforts to pursue the Indemnified Loss under such agreement, where such agreement includes a waiver of subrogation or the terms hereof would not constitute a breach or involve additional cost  hereunder;

(iii)	if the Indemnified Loss arises solely from any change after the date of this Agreement in any applicable Law (whether or not with any retrospective effect);

(iv)	for any indirect, special, consequential, nominal or incidental damages or lost profits.

5.3 Participation in Litigation.  In the event any suit or other proceeding is initiated with respect to which an Indemnified Party alleges that an Indemnifying Party is or may be obligated to indemnify the Indemnified Party hereunder, the Indemnifying Party shall control the defense of such suit or proceeding, at its expense and by counsel of its choosing, provided that such counsel is reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to engage its own counsel, at its own expense, to participate in such defense and such counsel shall be afforded access to all information pertinent to the suit or proceeding in question.  If, in the reasonable opinion of counsel to the Indemnified Party, there are defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party or which give rise to a material conflict between the defense of the Indemnified Party and of the Indemnifying Party, then upon notice to the Indemnifying Party, the Indemnified Party may elect to engage separate counsel to conduct its defense, at the expense of the Indemnifying Party, and the Indemnifying Party shall not have the right to direct or conduct such defense.  The Indemnifying Party shall not settle or otherwise compromise any such suit or proceeding without the prior consent of the Indemnified Party, which consent shall not be unreasonably withheld, if the effect of such settlement or compromise would be to impose material liability on the Indemnified Party.

5.4 Claims Procedure.  In the event from time to time an Indemnified Party believes that it has or will suffer any Losses for which an Indemnifying Party is obligated to indemnify it hereunder, it shall promptly notify such Indemnifying Party in writing of the matter, specifying in such notice the reason why the Indemnified Party believes that the Indemnifying Party is or will be obligated to indemnify, the amount, if liquidated, to be indemnified, and the basis on which the Indemnified Party has calculated such amount, or if the amount is not yet liquidated, the notice shall so state.

ARTICLE 6

MISCELLANEOUS

6.1      Assignment; Binding Agreement.

a.           Neither this Agreement nor any rights or obligations of a Party hereunder may be assigned (by operation of law or otherwise) without the other Party’s prior written consent (not to be unreasonably withheld) except to an Affiliate of a Party (provided that in such event such Party shall remain liable for the performance of any obligations it may assign to an Affiliate).

b.           This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and to their respective successors and permitted assigns.

6.2      Further Assurances.

From time to time after the Closing, the Parties will execute and deliver, or cause to be executed and delivered, such documents to each other as shall be reasonably requested in order to consummate more effectively the transactions contemplated by this Agreement.

6.3      Expenses.

Each of the Parties shall pay the fees and expenses of its respective counsel, accountants, and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation, and execution of this Agreement and the consummation of the transactions contemplated hereby.

6.4      Entire Agreement

This Agreement, including the Schedules attached hereto and the documents delivered pursuant hereto, constitute the entire agreement between the Parties and supersede all prior discussions, negotiations or agreements covering the subject matter of this Agreement. No changes of, modifications of or additions to this Agreement shall be valid unless the same shall be in writing and signed by all Parties hereto.

6.5      Severability

.      The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.6      Waiver.

Any of the conditions set forth in this Agreement may be waived at any time hereunder by the Party entitled to the benefit thereof.  The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any other breach of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

6.7      Counterparts.

This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

6.8.                 Headings; Interpretation

.  When a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or Schedule to, this Agreement unless otherwise indicated.  The table of contents and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP, and (c) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.  Each of the Parties have participated substantially in the negotiation and drafting of this Agreement and each Party hereby disclaims any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

6.9.                 Governing Law.

This Agreement shall be construed and interpreted according to the Laws of the State of Arizona, without regard to the application of choice of law principles. Each of the Parties irrevocably agrees that any Action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party hereto or its successors or assigns shall be brought and determined solely in the Superior Court in and for Pima County,   Arizona, and each of the Parties hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 6.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the Action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such Action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by mail or e-mail, as the case may be, to such Party at the address specified in Section 6.10 hereof; and service made by mail shall be complete seven days after the same shall have been posted.

6.10.                 Notices.

All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered or sent by mail or e-mail, as the case may be, postage prepaid, and addressed as set forth below:
(a) If to:  Eagle Hill Arizona Uranium, L.L.C.

3040 North Campbell Ave. #110
Tucson, Arizona 85719
Attn:  Andrew Brodkey
With a copy to Abrodkey@kriyah.com

(b)        If to Eagle Hill, to :
750 – 999 Canada Place,
Vancouver, B.C. V6C 3E1
Attn: Brad Kitchen

(c)        If to Snowdon, to:
1010-789 West Pender
Vancouver BC Canada V6C 1H2
Attn:  Bob Baker

Any such notice shall be effective upon receipt.  Either Party may change the address to which notices are to be addressed by giving the other Party notice in the manner herein set forth.

6.11                 No Third Party Beneficiaries.  Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the Effective Date.

Eagle Hill Exploration Corporation
By:           Brad Kitchen___________________
Brad Kitchen
Its:  President and CEO

Eagle Hill Arizona Uranium, L.L.C.
By:           Andrew Broadkey_______________
Andrew Brodkey
Its:  Agent

Snowdon Resources Corp
By:           R.M. Baker____________________
Bob Baker
Its:  President

EXHIBIT A-1 – ARIZONA STATE LEASES

The Arizona State Leases shall mean and include all of the claims identified in this Exhibit A-1.

Table 1A    The Arizona State Leases to be wholly transferred to Snowdon Resources Corp. All leases are legally located and maintained to Arizona state rules and regulations.

Claim Name / Section Number	Permit Date	Permit Number	County	Township	Range	Section(s)	Acres
AZ State Section 2	1-Jun-07	08-111685	Coconino	38N	3W	2	661
AZ State Section 16	1-Jun-07	08-111687	Mohave	39N	4W	16	640
AZ State Section 32	17-Nov-06	08-111081	Mohave	37N	5W	32	640
AZ State Section 32e	1-Jun-07	08-111686	Mohave	38N	4W	32e	639.41
AZ State Section 36	14-Dec-06	08-111148	Mohave	38N	6W	36	640

Table 1B    Eagle Hill Arizona Claims to be transferred to Snowdon Resources Corp. All claims are unpatented mining claims and legally located according to Arizona state rules and regulations.

Claim Name	Location Date	Coconino County No.	BLM Serial No.	Township	Range	Section

TR #20	Feb 19, 2008	3480264	AMC392039	39	2	26
TR #21	Feb 19, 2008	3480265	AMC392040	39	2	26

All claims were located by members of The Partnership using a GPS according to Arizona state guidelines.  These survey methods constitute legal surveys under Arizona State and Federal laws concerning unpatented mining claims.  This should not be confused with the “legal surveys” of patented mining claims that involve registered professional surveyors and must follow strict legal procedures.  On all Properties, claims are contiguous so that the claims adjoin to form a contiguous block.  Whenever possible, claim corners have been tied to section corners or a map feature.